The United States Life Insurance Company in the City of New York
A STOCK COMPANY    NEW YORK, NEW YORK

CONTRACT NUMBER	[P9999999999] ←1
OWNER	[JOHN DOE] ←1

←2	←2
THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK (“We”, “Us”, the “Company”, or “US Life”) agrees to provide benefits to the Owner in accordance with the provisions set forth in this Contract and in consideration of the Application and/or confirmation thereof and Purchase Payments We receive.
The value of amounts allocated to the Separate Account during the accumulation and annuity periods is not guaranteed, and will increase or decrease in value based upon the investment experience of the Variable Portfolios You choose.
The Separate Account Charge is charged against the assets of the Separate Account. This charge includes fees for mortality and expense risk and the distribution expense. On an annualized basis the charge equals 0.95%. These charges are assessed, on a simple interest basis, as a percentage of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Portfolios to which your Contract Value is allocated. The daily charge is 1/365th of the annualized charge. Thus, the smallest annual effective rate of the investment return that would have to be earned on assets of the Separate Account so that the dollar amount of variable annuity payments will not decrease is 4.49%, compounded daily. The Contract’s asumed rate of return is based on compound interest.
The Fixed Account Options, Dollar Cost Averaging (DCA) Fixed Account Option(s) or one or more fixed account guarantee periods may not be available on the issue date. Please check with Your registered representative for availability of these options as well as the Contract Data Page, which lists available options.
RIGHT TO EXAMINE — If, within 10 days of receipt of this Contract (60 days if the Contract replaced any other life insurance or annuity contract(s)) You are not satisfied with it, You may return this Contract to Our Annuity Service Center or to the agent through whom the Contract was purchased. The Company will refund the Purchase Payment or the Contract Value, whichever is greater, computed as of the business day during which we receive the Contract. Upon such refund, the Contract shall be void.
For Individual Retirement Annuities, or if a refund of the Purchase Payment(s) is otherwise required, We reserve the right to allocate Your Purchase Payment(s) to the Cash Management Portfolio until the end of the Right To Examine period.
With 30 days advance notice, we may cease offering Fixed Account Guarantee Period Options and/or Dollar Cost Averaging Fixed Account Options if market conditions are such that we are not able to credit the Minimum Guarantee Rate shown on the Contract Data Page.
THIS IS A LEGAL DOCUMENT. READ IT CAREFULLY.
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For Inquiries Call:
[1-800-445-7862] ←4
INDIVIDUAL FIXED AND
VARIABLE DEFERRED ANNUITY CONTRACT
Nonparticipating

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TABLE OF CONTENTS

Contract Data Page	Page 3-4

Definitions	Page 5

Purchase Payment Provisions	Page 8

Accumulation Provisions	Page 8

Charges and Deductions	Page 10

Transfer Provisions	Page 11

Withdrawal Provisions	Page 11

Death Provisions	Page 13

Annuity Provisions	Page 16

General Provisions	Page 18

Annuity Income Payment Options	Page 21

Fixed Annuity Income Payment Options Table	Page 22

Variable Annuity Income Payment Options Table	Page 25

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CONTRACT DATA PAGE
Contract Number: [P9999999999] ←1     Contract Date: [May 2, 2011] ←1

Owner: [JOHN DOE] ←1	Date of Birth: [March 1, 1976] ←1	Age at Issue: [35] ←1

5→ [Owner: [JANE DOE] ←1	Date of Birth: [June 10, 1976] ←1	Age at Issue: [34] ←1]

Annuitant: [JOHN DOE] ←1	Date of Birth: [March 1, 1976] ←1	Age at Issue: [35] ←1

5→ [Annuitant: [JANE DOE] ←1	Date of Birth: [June 10, 1976] ←1	Age at Issue: [34] ←1]
Beneficiary: As named by You
Initial Purchase Payment: [$10,000.00] ←1
Purchase Payment Age Limit: Prior to the 86th birthday
Minimum Subsequent Purchase Payment: $500
Fixed Account Options — Minimum Guarantee Rate: [1.0%]←6
With 30 days advance notice, we may cease offering the Fixed Account Options, Fixed Account Guarantee Period Options and/or Dollar Cost Averaging Fixed Account Options if market conditions are such that we are not able to credit the Minimum Guarantee Rate Shown on this page.
Fixed Account Options: [1 Year Fixed, 6 Month DCA Fixed, 1 Year DCA Fixed, 2 Year DCA Fixed] ←7
Minimum Partial Withdrawal Amount: $1,000
Maximum Penalty-Free Withdrawal Percentage: 10%
Minimum Systematic Withdrawal Amount: $100
Minimum Amount Remaining After a Partial Withdrawal: $2,500
Premium Based Charge and Withdrawal Charge Schedule

Accumulated Premium	Premium Based	Withdrawal Charge as a Percentage of Each
Breakpoint	Charge*	Premium Withdrawn Over 7 Years**
Less than $50,000	5.00%	6%,5%,5%,4%,3%,2%,1%,0%
$50,000-$99,999	4.50%	5.5%,5%,5%,4%,3%,2%,1%,0%
$100,000-$249,999	3.50%	4.5%,4%,4%,3%,3%,2%,1%,0%
$250,000-$499,999	2.50%	3.5%,3%,3%,2.25%,2%,2%,1%,0%
$500,000-$999,999	2.00%	3%,2%,2%,1.5%,1%,1%,1%,0%
$1,000,000 and over	1.25%	2.25%,1.5%,1.5%,1%,1%,0.75%,0.50%,0%

*	A Premium Based Charge applies to each Premium except for Premiums received prior to the first Contract Quarter Anniversary where the sum of Premiums received is treated as a single Premium. The total Premium Based Charge referenced above is deducted quarterly from the Contract Value over a period of 7 years, for a total of 28 quarters, beginning on the first Contract Quarter Anniversary after the Premium is received. See Page 10 under Charges and Deductions for more information regarding the Premium Based Charge.

**	The Withdrawal Charge Schedule is based on the number of full years elapsed between Premium contribution and the date of withdrawal as follows: 0, 1, 2, 3, 4, 5, 6, 7+.
See Page 11 for Withdrawal Provisions.

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CONTRACT DATA PAGE (Cont’d.)
Minimum Transfer Amount: $100
Separate Account Charge (including guaranteed death benefit risk charge of 0.10%): 0.95%
Annual Contract Maintenance Fee: $50
Transfer Fee: $25
Earliest Annuity Date After the Contract Date: 13 months
Latest Annuity Date: 1st day of the month following Age 95
Separate Account: FS Variable Separate Account
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DEFINITIONS
Defined in this section are some of the words and phrases used in this Contract. These terms are capitalized when used in the Contract with the meaning set forth below.
ACCUMULATION UNIT
A unit of measure used to compute the Contract Value in a Variable Portfolio before the Annuity Date.
AGE
Age as of last birthday. In the case of Joint Owners/Annuitants, the age of the older person will be used to determine any age-driven benefit.
ANNUITANT
The natural person or persons (collectively, Joint Annuitants) whose life or lives is/are used to determine the benefits under the Contract. If the Contract is in force and the Annuitant(s) is/are alive on the Annuity Date, We will begin annuity income payments to the Payee. This Contract cannot have Joint Annuitants if it is issued in connection with a tax-qualified retirement plan.
ANNUITY DATE
The date on which annuity income payments to the Payee begin. This date cannot be later than the Latest Annuity Date.
ANNUITY SERVICE CENTER
The location shown on Page 1 of this Contract where all requests and Purchase Payments regarding this Contract are to be sent.
ANNUITY UNIT
A unit of measure determined on or after the Annuity Date used to compute annuity income payments from the Variable Portfolio(s).
BENEFICIARY
The Beneficiary You name at issue to receive the death benefit under this Contract upon Your death. You may later change Your Beneficiary in a written request to Us at Our Annuity Service Center.
CONTINUATION DATE
The date on which We receive, at Our Annuity Service Center: (a) the Spousal Beneficiary’s written request to continue the Contract in a form satisfactory to Us; and (b) Due Proof of Death of the Owner. If We receive (a) and (b) on different dates, the Continuation Date will be the later date.
CONTRACT DATE
The date Your Contract is issued, as shown on the Contract Data Page. It is the date from which Contract Years, Contract anniversaries and Contract Quarter Anniversaries are measured.
CONTRACT QUARTER ANNIVERSARY
The date following each consecutive 3 month period starting on the Contract Date.
CONTRACT VALUE
The sum of: (1) Your share of the Variable Portfolios’ Accumulation Unit Values; and (2) the value of amounts if any, allocated to any available Fixed Account Option(s).

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CONTRACT YEAR
The one year period starting from the Contract Date in one calendar year and ending on the day preceding the anniversary in the following calendar year, and every year thereafter.
DOLLAR COST AVERAGING (DCA)
An optional program under which You authorize the systematic transfer of specified amounts or percentages from any Variable Portfolio(s) or any available Fixed Account Option into any Variable Portfolio(s) other than the source account.
FIXED ACCOUNT OPTION(S)
The investment options, if available under this Contract, that become part of the Company’s general asset account and are credited with a fixed rate of interest declared by the Company. The general asset account contains all the assets of the Company except for the Separate Account and other segregated asset accounts.
FIXED ANNUITIZATION
A series of periodic annuity income payments of predetermined amounts that do not vary with investment experience. Such payments are made from the Company’s general asset account. This Contract provides several fixed annuity income payment options.
GUARANTEE PERIOD
The period for which a set rate of interest is credited to amounts allocated to each available Fixed Account Option(s). We determine in Our sole discretion the periods, if any, that will be offered.
IRC
The Internal Revenue Code of 1986 or as it may be amended or superseded.
JOINT OWNER
Any person named as Joint Owner on the Application and/or confirmation thereof and listed on the Contract Data Page, unless subsequently changed. The Joint Owner, if any, possesses an undivided interest in this Contract in conjunction with the Owner. All references within this Contract to Owner will also apply to the Joint Owner.
LATEST ANNUITY DATE
The first day of the month following Age 95 of the Owner. If the Owner is a non-natural person, the Latest Annuity Date is the first day of the month following Age 95 of the Annuitant.
MAXIMUM ANNUAL WITHDRAWAL AMOUNT
Guaranteed withdrawals applicable only if You have elected an optional living benefit or guaranteed minimum withdrawal benefit and have not terminated the benefit under this Contract.
NET PURCHASE PAYMENT
The sum of all Purchase Payment(s), reduced for each Withdrawal in the same proportion that the Contract Value is reduced by each such Withdrawal.
NYSE
New York Stock Exchange.
OWNER
The person or entity named in the Contract who is entitled to exercise all rights and privileges of ownership under the Contract. Owner means both Joint Owners, if applicable.

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PAYEE
The person receiving annuity income payments under this Contract.
PREMIUM BASED CHARGE
A charge that is deducted on each Contract Quarter Anniversary from Your Contract Value, during the first seven years after each Premium is made.
PURCHASE PAYMENTS / PREMIUM
Payments in U.S. currency made by or on behalf of the Owner to the Company to fund the Contract.
REQUIRED DOCUMENTATION
Is: (a) Due Proof of Death that the Owner or the Spousal Beneficiary died before the Annuity Date; (b) an election form specifying the annuity income payment options; and (c) any other documentation We may require.
SEPARATE ACCOUNT
A segregated asset account named on the Contract Data Page. The Separate Account consists of several Variable Portfolios, each investing in shares of the Underlying Fund(s). The assets of the Separate Account are not commingled with the general assets and liabilities of the Company. Income, gains and losses, whether or not realized, from assets allocated to the Separate Accounts shall be credited to or charged against the applicable Separate Account without regard to other income, gains, or losses of the Company. We will maintain Separate Account assets with a value at least equal to the amounts accumulated in accordance with the applicable agreements with respect to this Separate Account, and also the reserves for variable annuities in the course of payment. The portion of the assets of the Separate Account not exceeding the reserves and other contract liabilities shall not be chargeable with liabilities arising out of any other business of Ours. The value of amounts allocated to the Variable Portfolios of the Separate Account is not guaranteed.
SPOUSAL BENEFICIARY
The original deceased Owner’s surviving spouse who is designated as the primary Beneficiary at the time of the Owner’s death and may continue the Contract as the Owner on the Continuation Date.
SUBSEQUENT PURCHASE PAYMENTS
Purchase Payments made after the initial Purchase Payment.
UNDERLYING FUND
The underlying investment portfolios in which the Variable Portfolio(s) invest.
VARIABLE ANNUITIZATION
A series of periodic annuity income payments which vary in amount according to the investment experience of one or more Variable Portfolios, as selected by You. Such payments are made from the Company’s Separate Account. This Contract provides several variable annuity income payment options.
VARIABLE PORTFOLIO
One or more divisions of the Separate Account that provide for the variable investment options available under this Contract. Each Variable Portfolio has its own investment objective and is invested in the Underlying Fund(s). A Variable Portfolio is not chargeable with liabilities arising out of any other Variable Portfolio.
WE, OUR, US, THE COMPANY
The United States Life Insurance Company in the City of New York.

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WITHDRAWAL(S)
Amount(s) withdrawn from the Contract Value including any charges and fees applicable to each such Withdrawal.
WITHDRAWAL ADJUSTMENTS
The term used to calculate how the amount of the death benefit will be adjusted for Withdrawals depending on the amount of the Withdrawal and whether a living benefit or guaranteed minimum withdrawal benefit is elected and has not been terminated.
YOU, YOUR
The Owner.
PURCHASE PAYMENT PROVISIONS
PURCHASE PAYMENTS
Purchase Payments are flexible. This means that, subject to Company disclosed restrictions, You may change the amounts, frequency and/or timing of Purchase Payments. Purchase Payments can be made at any time after the Contract Date, but must be received before the Purchase Payment Age Limit as shown on the Contract Data Page. With instructions from You, Purchase Payments will be allocated to the Variable Portfolio(s) and/or Fixed Account Option(s), if available. We reserve the right to limit the maximum amount of Purchase Payments.
DOLLAR COST AVERAGING (DCA) FIXED ACCOUNT OPTION(S)
Any portion of a Purchase Payment allocated to the DCA Fixed Account Option(s) must be transferred to the Variable Portfolio(s) within the specified DCA Fixed Account Option period. Upon termination of the DCA program, any amounts remaining in the DCA Fixed Account Option(s) will be transferred to the DCA target allocation(s) for the program being terminated. Upon annuitization, any amounts remaining in the DCA Fixed Account Option(s) will be applied to a Fixed Annuitization. The unit values credited and applied to Your Contract are determined on each date of transfer. The minimum contribution amount that may be allocated to the DCA Fixed Account Option(s) is $600 for the 6 month DCA, $1,200 for the 1 year DCA and $2,400 for the 2 year DCA.
CHANGES TO VARIABLE PORTFOLIO OFFERINGS
If the shares of an Underlying Fund should no longer be available for investment by the Separate Account, then We may substitute shares of another Underlying Fund, for shares already purchased, or to be purchased in the future. At any given time, some Variable Portfolios may not be available for receipt of Purchase Payment(s) or transfer(s). Substitutions may be necessary and will be carried out in accordance with any applicable state and/or federal laws or regulations.
ACCUMULATION PROVISIONS
Before the Annuity Date, the Contract Value is the sum of the Separate Account Accumulation Value and the Fixed Account Accumulation Value. If Your Contract Value falls below $2,500 as a result of taking partial Withdrawals, subject to applicable state and federal laws, rules and regulations, We may terminate Your Contract and send You the remaining dollar amount.

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SEPARATE ACCOUNT ACCUMULATION VALUE
The Separate Account Accumulation Value under the Contract is the sum of the Accumulation Unit Values held in the Variable Portfolios for You. The Company does not hold itself out to be a trustee of the Separate Account.
NUMBER OF ACCUMULATION UNITS
Your Contract is credited with Accumulation Units of the Separate Account when amounts are allocated to the Variable Portfolio(s). For that portion of each Purchase Payment and/or transfer amount allocated to a Variable Portfolio, the number of Accumulation Units credited is equal to:
The sum of each Purchase Payment and/or transfer amount allocated to the Variable Portfolio reduced by premium taxes, if any:
Divided by
The Accumulation Unit Value for that Variable Portfolio for the NYSE business day in which the Purchase Payment or transfer amount is received.
The number of Accumulation Units will be reduced for Withdrawals of Contract Value, annuitizations, amounts transferred out of a Variable Portfolio, the Contract Maintenance Fee, if applicable, and applicable charges for any elected features as set forth in Endorsements to this Contract. Any reduction to the Contract Value will be made as of the NYSE business day in which We receive all requirements for the transaction, as appropriate.
ACCUMULATION UNIT VALUE (AUV)
The AUV of a Variable Portfolio for any NYSE business day is calculated by subtracting (2) from (1) and dividing the result by (3) where:
(1)	is the total value at the end of the given NYSE business day of the assets attributable to the Variable Portfolio minus any applicable liabilities other than those owed to You;

(2)	is the amount equal to the daily Separate Account Charge plus the daily charge for any optional features that impose a daily charge;

(3)	is the number of Accumulation Units outstanding at the end of the given NYSE business day.
FIXED ACCOUNT ACCUMULATION VALUE
The Fixed Account Accumulation Value, if any, is the sum of all amounts allocated or transferred to the Fixed Account Option(s), if available, reduced by any applicable premium taxes, plus all interest credited on the Fixed Account Option(s) during the period that You have Contract Value allocated to the Fixed Account Option(s). This amount will be adjusted for Withdrawals, annuitizations, transfers, the deduction of the Contract Maintenance Fee and applicable charges for any elected features as set forth in Endorsements to this Contract. The Fixed Account Accumulation Value will not be less than the minimum values required by law in the state where this Contract is issued.
FIXED ACCOUNT GUARANTEE PERIOD OPTIONS AND INTEREST CREDITING
The portion of Your Contract Value within the Fixed Account Option(s), if any, is credited with interest at rates guaranteed by Us for the Guarantee Period(s) selected. Interest is credited on a daily basis at the then applicable effective interest rate for the applicable Guarantee Period. You may select from one or more Guarantee Periods which We may offer at any particular time. We reserve the right at any time to add or delete Guarantee Periods. A written notification will be provided to the Owner at least 30 days prior to the discontinuation of a Guarantee Period. If You have allocated any part of Your initial Purchase Payment to a Guarantee Period, the percentage allocated, as well as the duration of the Guarantee Period, is shown on the election form and/or confirmation thereof as completed by You.

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The interest rate applicable to the allocation of a Purchase Payment or transfer of Contract Value to a Guarantee Period is the rate in effect for that Guarantee Period at the time of the allocation or transfer. If You have allocated or transferred amounts at different times to the Fixed Account Option(s), each allocation or transfer may have a unique effective interest rate associated with that amount. We guarantee that the effective annual rate of interest for the Fixed Account Option(s), including any of the available Guaranteed Periods, will not be less than the Minimum Guarantee Rate as mandated by Your state, and shown on the Contract Data Page.
CHARGES AND DEDUCTIONS
We will deduct the following charges from the Contract:
CONTRACT MAINTENANCE FEE
The charge as shown on the Contract Data Page, if applicable, will be deducted on each Contract anniversary on or prior to the Annuity Date. It will also be deducted when the Contract Value is withdrawn in full if the Withdrawal is not on the Contract anniversary. We reserve the right to waive the fee for Contract Values of $75,000.00 and up.
PREMIUM BASED CHARGE
The Premium Based Charge is calculated and deducted from Your Contract Value on each Contract Quarter Anniversary for seven years following the date each Premium is made. The applicable Premium Based Charge is based on the Accumulated Premium Breakpoint achieved by the cumulative Premiums received by Us, according to the table on the Contract Data Page.
The sum of Premiums made into Your Contract during the first Contract quarter determines the initial Accumulated Premium Breakpoint and Premium Based Charge, as shown on the Contract Data Page. The cumulative Premiums will not be reduced for any partial Withdrawals taken for purposes of determining the applicable Accumulated Premium Breakpoint and Premium Based Charge.
After the first Contract quarter, the Accumulated Premium Breakpoint and the Premium Based Charge percentage applicable to subsequent Premiums are determined by the sum of all Premiums previously received plus the subsequent Premium(s) when received by Us. If the sum of Premiums results in a higher Accumulated Premium Breakpoint being achieved, the Premium Based Charge percentage applicable to the entire subsequent Premium will be based on the corresponding Accumulated Premium Breakpoint. Once a Premium Based Charge is set for a Premium it is fixed for seven years and will not change for that Premium even if subsequent Premiums are received and/or partial Withdrawals are taken.
WITHDRAWAL CHARGE
The charge, as shown on the Contract Data Page, if any, may be deducted upon Withdrawal of any portion of the Contract Value that is not considered a Penalty-Free Withdrawal. See WITHDRAWAL PROVISIONS.
SEPARATE ACCOUNT CHARGE
This charge, as shown on the Contract Data Page, on an annualized basis equals a percentage of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Portfolio(s) to which the Contract Value is allocated. This charge compensates Us for the mortality and expense risk and the costs of contract distribution assumed by Us. We subtract this charge daily.

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TRANSFER FEE
We permit 15 free transfers between Variable Portfolios and/or available Fixed Account Option(s) each Contract Year. We may charge You a fee, as shown on the Contract Data Page, for each additional transfer that Contract Year, except for transfers made as part of an automated transfer program.
TRANSFER PROVISIONS
Subject to applicable restrictions, You may transfer all or part of Your Contract Value amongst the Variable Portfolios and/or available Fixed Account Option(s) (unless otherwise noted). The minimum amount that can be transferred and the amount that can remain in a Variable Portfolio and/or available Fixed Account Option are subject to Company limits. We reserve the right to restrict Your transfer privileges.
Furthermore, the Underlying Funds, may have their own transfer policies that are applicable to this Contract as a result of investment in the Variable Portfolios.
TRANSFERS BEFORE THE ANNUITY DATE
Before the Annuity Date, transfers are subject to certain restrictions as indicated above and on the Contract Data Page. You may transfer all or a portion of Your Contract Value from one Variable Portfolio to another Variable Portfolio(s) or any available Fixed Account Option(s) other than the DCA Fixed Account Options. You may also transfer from any available Fixed Account Option(s) to the Variable Portfolio(s) and/or any available Fixed Account Option(s) of the Contract. A transfer will result in the redemption of Accumulation Units in a Variable Portfolio and the purchase of Accumulation Units in the other Variable Portfolio. Transfers will be effected at the end of the NYSE business day in which We receive Your completed request for the transfer.
TRANSFERS AFTER THE ANNUITY DATE
On and after the Annuity Date, transfers into and out of any available Fixed Account Option(s) are not allowed. You may transfer all or a portion of Your Annuity Units from one Variable Portfolio to another Variable Portfolio(s). A transfer will result in the redemption of Annuity Units in a Variable Portfolio and the purchase of Annuity Units in the other Variable Portfolio. Transfers will be effected for the last NYSE business day of the month in which We receive Your request for the transfer.
WITHDRAWAL PROVISIONS
On or before the Annuity Date and while You are living, You may withdraw all or part of Your Contract Value under this Contract by informing Us in writing in a form satisfactory to Us at Our Annuity Service Center. For a full Withdrawal, this Contract must be returned to Our Annuity Service Center. The minimum amount that can be withdrawn and the Minimum Amount Remaining After a Partial Withdrawal are as shown on the Contract Data Page, subject to minimums set forth by the laws of the State of New York. If the amount of a partial Withdrawal request reduces Your Contract Value below the Minimum Amount Remaining After a Partial Withdrawal, as shown on the Contract Data Page, We may treat Your request as a request for a full Withdrawal.
Unless You tell Us otherwise in writing, Withdrawals will be deducted from the Contract Value in proportion to their allocation among any available Fixed Account Option(s) and the Variable Portfolios. Withdrawals will be based on values for the NYSE business day in which the request for Withdrawal is received at Our Annuity Service Center. In the case of a full Withdrawal, the Withdrawal will be based on values for the NYSE business day in which the request for Withdrawal and the Contract are received at Our

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Annuity Service Center. Unless the SUSPENSION OF PAYMENTS or DEFERMENT OF PAYMENTS sections are in effect, payment of Withdrawals will be made within seven calendar days.
WITHDRAWAL CHARGE
Withdrawals of all or a portion of the Contract Value may be subject to a Withdrawal Charge as shown on the Contract Data Page. The Withdrawal Charge percentage applicable to the initial Purchase Payment is determined by the amount of the initial Purchase Payment, the corresponding Accumulated Premium Breakpoint, as shown on the Contract Data Page, and how long the Purchase Payment to which the Withdrawal is attributed has been in the Contract. If a subsequent Purchase Payment is made that results in the sum of Purchase Payments achieving a higher Accumulated Premium Breakpoint, as shown on the Contract Data Page, then the percentage from the Withdrawal Charge Schedule corresponding to that Accumulated Premium Breakpoint will apply to the entire subsequent Purchase Payment. The duration of the Withdrawal Charge schedule applicable to each Purchase Payment applies for a seven year period. Once a Withdrawal Charge schedule is set for a Purchase Payment, it is fixed for seven years and will not change for that Purchase Payment even if Subsequent Purchase Payments are received and/or partial Withdrawals are taken.
No Withdrawal Charge is deducted on an amount which is considered a Penalty-Free Withdrawal or a Purchase Payment no longer subject to a Withdrawal Charge.
For the purpose of determining the Withdrawal Charge applicable to a partial Withdrawal, the Withdrawal will be attributed to amounts in the following order: (1) any remaining Penalty-Free Withdrawal amount (except in the case of a full Withdrawal); (2) Purchase Payments not yet withdrawn and no longer subject to Withdrawal Charges; (3) Purchase Payments not yet withdrawn and still subject to Withdrawal Charges; and (4) any remaining Contract Value. A Purchase Payment, or portion thereof, is considered withdrawn when the Withdrawal incurs a Withdrawal Charge, and are assumed to be withdrawn on a first-in-first-out (FIFO) basis. You will not receive the benefit of a Penalty-Free Withdrawal if You take a full Withdrawal.
The Withdrawal Charge will be assessed against the Variable Portfolio(s) and the available Fixed Account Option(s) in the same proportion as the remaining Contract Value is allocated unless You request that the Withdrawal come from a particular Variable Portfolio or available Fixed Account Option. If the amount of a partial Withdrawal request causes the Contract Value to be less than the Minimum Amount Remaining After a Partial Withdrawal, as shown on the Contract Data Page, We may treat Your partial Withdrawal request as a request for a full Withdrawal.
PENALTY-FREE WITHDRAWALS
On any day in a Contract Year before the Annuity Date, You may make a partial Withdrawal of up to the Penalty-Free Withdrawal amount as of that day without incurring a Withdrawal Charge. The Maximum Penalty-Free Withdrawal Percentage, the Minimum Partial Withdrawal Amount and the Minimum Amount Remaining After a Partial Withdrawal are shown on the Contract Data Page.
Each Contract Year, the Penalty-Free Withdrawal amount is calculated as the Maximum Penalty-Free Withdrawal Percentage multiplied by the remaining Purchase Payments not yet withdrawn and still subject to Withdrawal Charges.
Although amounts withdrawn as Penalty-Free Withdrawals reduce the Contract Value, they do not reduce the remaining Purchase Payments for purposes of calculating future Penalty-Free Withdrawal amounts and Withdrawal Charges. Partial Withdrawals in a Contract Year that are in excess of the Penalty-Free Withdrawal amount incur a Withdrawal Charge applicable to the remaining Purchase Payments and reduce those Purchase Payments on a first-in-first-out (FIFO) basis. If You choose to take less than the Penalty-Free Withdrawal amount during a Contract Year, You may not carry over the unused Penalty-Free Withdrawal

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amount in any subsequent Contract Years. A Penalty-Free Withdrawal is not available to You if You take a full Withdrawal.
SYSTEMATIC WITHDRAWAL PROGRAM
Prior to the Annuity Date, You may elect to participate in a Systematic Withdrawal Program by informing Us at Our Annuity Service Center. The Systematic Withdrawal Program allows You to make automatic Withdrawals from Your Contract monthly, quarterly, semiannually or annually. The minimum systematic withdrawal amount is shown on the Contract Data Page. Any amount withdrawn through the Systematic Withdrawal Program may be subject to a Withdrawal Charge as discussed in the WITHDRAWAL CHARGE and PENALTY-FREE WITHDRAWALS provisions. You may terminate Your participation in the Systematic Withdrawal Program at any time by sending Us a written request.
DEATH PROVISIONS
Notwithstanding any provision of this Contract to the contrary, all payments of benefits under this Contract will be made in a manner that satisfies the requirements of IRC Section 72(s), as amended from time to time. If the Contract is owned by a trust or other non-natural person, We will treat the death of any Annuitant as the death of the “Primary Annuitant” and as the death of any Owner.
DUE PROOF OF DEATH
Due Proof of Death means:
1.	a certified copy of a death certificate; or

2.	a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

3.	a written statement by a medical doctor who attended the deceased Owner at the time of death; or

4.	any other proof satisfactory to Us.
DEATH OF OWNER BEFORE THE ANNUITY DATE
We will pay a death benefit to the Beneficiary upon Our receiving all Required Documentation at Our Annuity Service Center. Unless You have previously designated a payment option on behalf of the Beneficiary, the Beneficiary must select one of the following options:
1.	Immediately collect the death benefit in a lump sum payment. If a lump sum payment is elected, payment will be in accordance with any applicable laws and regulations governing payments on death; or

2.	Collect the death benefit in the form of one of the Annuity Income Payment Options. If an Annuity Income Payment Option is desired, an option must be elected within 60 days of Our receipt of all Required Documentation. The annuity income payments must be over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary. Consistent with applicable tax rules, payments under this option generally must begin within one year after the Owner’s death, otherwise, the death benefit will be paid in accordance with option 1 above; or

3.	If eligible, continue the Contract as the Spousal Beneficiary. On the Continuation Date, We will contribute to the Contract any amount by which the Death Benefit exceeds the Contract Value, calculated based on the Owner’s date of death. This amount is not considered a Purchase Payment except in the calculation of certain death benefits upon the death of the

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Spousal Beneficiary. If this option is elected, no death benefit is paid out to the Spousal Beneficiary on the Continuation Date; or

4.	A payment option that is mutually agreeable between You and Us.
The entire interest in the Contract will be distributed within the five year period specified under applicable laws and regulations, commencing with the date of death of the Owner unless option 2 or 3 was selected under DEATH OF OWNER BEFORE THE ANNUITY DATE.
You cannot change any elected death benefit option specified on the Contract Data Page. Upon Spousal Continuation, Your Spousal Beneficiary cannot change any death benefit elected by You. Upon the Spousal Beneficiary’s death, the entire interest of the Contract must be distributed immediately under option 1 or 2 as provided under DEATH OF OWNER BEFORE THE ANNUITY DATE.
AMOUNT OF DEATH BENEFIT
Upon Our receipt of all Required Documentation at Our Annuity Service Center, the Death Benefit payable upon the death of the Owner will be calculated. The death benefit calculation is different depending on whether a living benefit or guaranteed minimum withdrawal benefit has been elected and if the benefit has been terminated.
If You did not elect a living benefit or guaranteed minimum withdrawal benefit, We will calculate the Death Benefit as the greater of:
1.	The Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

2.	Net Purchase Payment(s) received prior to the Owner’s 86th birthday.
If You elected a living benefit or guaranteed minimum withdrawal benefit, as shown on the Contract Data Page, We will calculate the Death Benefit as the greater of:
1.	The Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

2.	Purchase Payment(s) received prior to the Owner’s 86th birthday reduced by:
(a)	any Withdrawal Adjustments if the benefit has not been terminated; or

(b)	any Withdrawal Adjustments prior to the date the benefit is terminated, and reduced proportionately by the amount by which each Withdrawal reduces the Contract Value on and after the date the benefit is terminated.
Spousal Beneficiary Continuation
If the Spousal Beneficiary continues the Contract on the Continuation Date and upon Our receipt of all Required Documentation at Our Annuity Service Center, the Death Benefit payable upon the death of the Spousal Beneficiary will be calculated. The death benefit calculation is different depending on whether a living benefit or a guaranteed minimum withdrawal benefit has been elected and if the benefit has been terminated.
If the Spousal Beneficiary was Age 85 or younger on the Continuation Date, and if the Owner did not elect a living benefit or a guaranteed minimum withdrawal benefit, We will calculate the Death Benefit as the greater of:

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1.	The Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

2.	The Contract Value on the Continuation Date, plus Purchase Payment(s) received since the Continuation Date and prior to the Spousal Beneficiary’s 86th birthday, and reduced proportionately by any Withdrawals after the Continuation Date.
If the Spousal Beneficiary was Age 85 or younger on the Continuation Date, and if the Owner elected a living benefit or guaranteed minimum withdrawal benefit, We will calculate the Death Benefit as the greater of:
1.	The Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

2.	The Contract Value on the Continuation Date, plus Purchase Payment(s) received since the Continuation Date and prior to the Spousal Beneficiary’s 86th birthday, and reduced by:
(a)	any Withdrawal Adjustments after the Continuation Date if the benefit has not been terminated; or

(b)	any Withdrawal Adjustments after the Continuation Date and prior to the date the benefit is terminated, and reduced proportionately by any Withdrawals after the Continuation Date and on and after the date the benefit is terminated.
Withdrawal Adjustments
If a living benefit or guaranteed minimum withdrawal benefit is elected and the benefit has not been terminated, the amount of the Death Benefit will be adjusted for Withdrawals as follows:
1.	If cumulative Withdrawals in any Contract Year are less than or equal to the Maximum Annual Withdrawal Amount, the amount of adjustment will be the amount of each Withdrawal; or

2.	If cumulative Withdrawals are in excess of the Maximum Annual Withdrawal Amount, the Contract Value and Death Benefit are first reduced by the Withdrawal amount equal to the Maximum Annual Withdrawal Amount; then the Death Benefit is further reduced proportionately by the amount by which the Excess Withdrawal reduced the resulting Contract Value.
If the Spousal Beneficiary was age 86 or older on the Continuation Date, the Death Benefit will be the Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center.
DEATH OF OWNER OR ANNUITANT ON OR AFTER THE ANNUITY DATE
If any Owner or Annuitant dies on or after the Annuity Date and before the entire interest in the Contract has been distributed, We will pay any remaining portion of the annuity income payment(s) to the Beneficiary upon Our receipt of all Required Documentation. For further information pertaining to death of the Annuitant, see ANNUITY INCOME PAYMENT OPTIONS.

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BENEFICIARY
The Beneficiary is selected by the Owner. While the Owner is living and before the Annuity Date, the Owner may change the Beneficiary by written notice. A change in Beneficiary will take effect on the date We receive the written notice in a form satisfactory to Us at Our Annuity Service Center. If two or more persons are named as Beneficiaries under the Contract, those surviving the Owner will share equally unless otherwise specified by the Owner and each must elect to receive their respective portions of the death benefit according to the options listed under DEATH OF OWNER BEFORE THE ANNUITY DATE. If the Annuitant survives the Owner, and there are no surviving Beneficiaries, the Annuitant will be deemed the Beneficiary.
Joint Owners, if applicable, shall be each other’s primary Beneficiary. Joint Annuitants, if any, when the Owner is a non-natural person, shall be each other’s primary Beneficiary. Any other Beneficiary designation will be treated as a contingent Beneficiary.
If the Owner is also the Annuitant and there are no surviving Beneficiaries, upon Our receipt of all Required Documentation, We will pay the Death Benefit to the estate of the Owner in accordance with option 1, under DEATH OF OWNER BEFORE THE ANNUITY DATE.
ANNUITY PROVISIONS
ANNUITY DATE
You may specify an anticipated Annuity Date. You may change the Annuity Date at any time, at least seven days prior to the Annuity Date, by written notice to Us at Our Annuity Service Center. The Annuity Date must always be the first day of the calendar month. The Earliest Annuity Date After the Contract Date is shown on the Contract Date Page. The Annuity Date must not be beyond the Latest Annuity Date shown on the Contract Data Page. If no Annuity Date is specified by You, the Annuity Date will be the Latest Annuity Date.
PAYMENTS TO OWNER
Unless You request otherwise, We will make annuity income payments to You. If You want the annuity income payments to be made to some other Payee, We will make such annuity income payments subject to receipt of a written request signed by You and filed at the Annuity Service Center no later than thirty (30) days before the due date of the first annuity income payment or subsequent annuity income payment.
Any such request is subject to the rights of any assignee. No annuity income payments available to or being paid to the Payee while the Annuitant is alive can be transferred, commuted, anticipated or encumbered.
BETTERMENT OF RATES
The amount of the Owner’s initial monthly payment will be at least equal to the monthly payment produced by the application of an amount equal to the Contract Value of this Contract to purchase any single consideration immediate annuity contract offered by the Company at the same time to the same class of annuitants. We are not currently offering any single premium immediate annuity contracts.
FIXED ANNUITIZATION
If a Fixed Annuitization has been elected, the proceeds payable under this Contract less any applicable premium taxes, shall be applied to the payment of the fixed annuity income payment option elected at rates which are at least equal to the annuity rates based upon the applicable tables in the Contract. In no event will the Fixed Annuitization be changed once it begins.

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AMOUNT OF FIXED ANNUITY INCOME PAYMENTS
The amount of each fixed annuity income payment will be determined by applying the portion of the Contract Value allocated by You for Fixed Annuitization on the Annuity Date, less any applicable premium taxes, to the annuity factor applicable to the fixed annuity income payment option chosen. In no event will the Fixed Annuitization be changed once it begins.
AMOUNT OF VARIABLE ANNUITY INCOME PAYMENTS
(a)	FIRST VARIABLE ANNUITY INCOME PAYMENT: The dollar amount of the first Variable Annuitization payment will be determined by applying the portion of the Contract Value allocated to the Variable Portfolio(s) on the Annuity Date, less any applicable premium taxes, to rates which are at least equal to the annuity rates based upon the annuity factor applicable to the variable annuity income payment option chosen. If the Contract Value is allocated to more than one Variable Portfolio, the value of Your interest in each Variable Portfolio is applied separately to the variable annuity income payment option table to determine the amount of the first annuity income payment attributable to each Variable Portfolio.

(b)	NUMBER OF VARIABLE ANNUITY UNITS: The number of Annuity Units for each applicable Variable Portfolio is the amount of the first annuity income payment attributable to that Variable Portfolio divided by the value of the applicable Annuity Unit for that Variable Portfolio as of the Annuity Date. The number of Annuity Units will not change as a result of investment experience.

(c)	VALUE OF EACH VARIABLE ANNUITY UNIT: The value of an Annuity Unit may increase or decrease from one month to the next. For any month, the value of an Annuity Unit of a particular Variable Portfolio is the value of that Annuity Unit as of the last NYSE business day of the preceding month, multiplied by the Net Investment Factor for that Variable Portfolio for the last NYSE business day of the current month.
The Net Investment Factor for any Variable Portfolio for a certain month is determined by dividing (1) by (2) and multiplying by (3) where:
(1)	is the Accumulation Unit Value of the Variable Portfolio determined as of the last business day at the end of that month, and

(2)	is the Accumulation Unit Value of the Variable Portfolio determined as of the last business day at the end of the preceding month, and

(3)	is a factor that neutralizes the assumed investment rate of 3.5%.
(d)	SUBSEQUENT VARIABLE ANNUITY INCOME PAYMENTS: After the first Variable Annuitization payment, subsequent Variable Annuitization payments will vary in amount according to the investment performance of the applicable Variable Portfolio(s) in which You are invested. The amount may change from month to month. The amount of each subsequent payment for each Variable Portfolio is (1) multiplied by (2) where:
(1)	Is the number of Annuity Units for each Variable Portfolio as determined for the first annuity income payment

(2)	Is the value of an Annuity Unit for that Variable Portfolio at the end of the month immediately preceding the month in which payment is due.

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We guarantee that the amount of each Variable Annuitization payments will not be affected by variations in Our expenses or mortality experience.
GENERAL PROVISIONS
ENTIRE CONTRACT
The Entire Contract between You and Us consists of this Contract, this Application and/or confirmation thereof, and any attached endorsement(s) or rider(s). An agent cannot change the terms or conditions of this Contract. Any change must be in writing and approved by Us. Only Our President, Secretary, or one of Our Vice-Presidents can give Our approval. All statements made by, or under the authority of, the applicant for the issuance of this Contract shall be deemed representations and not warranties.
CHANGE OF ANNUITANT
If the Owner is an individual, the Owner may change the Annuitant(s) at any time prior to the Annuity Date. To make a change, the Owner must send a written notice to Us at least 30 days before the Annuity Date. If the Owner is a non-natural person, the Owner may not change the Annuitant.
DEATH OF ANNUITANT
If the Owner is a natural person, the Owner and Annuitant are different, and the Annuitant dies before the Annuity Date, the Owner becomes the Annuitant until the Owner elects a new Annuitant. If there are Joint Annuitants, upon the death of any Annuitant prior to the Annuity Date, the Owner may elect a new Joint Annuitant. However, if the Owner is a non-natural person, We will treat the death of any Annuitant as the death of the “Primary Annuitant” as defined in the IRC, and as the death of the Owner, as explained in the DEATH PROVISIONS.
MISSTATEMENT OF AGE OR SEX
If the Age or sex of any Annuitant has been misstated, future annuity payments will be adjusted using the correct Age and sex, according to Our rates in effect on the date that annuity payments were determined. Any overpayment, plus interest at the rate of 4% per year, will be deducted from the next payment(s) due. Any underpayment, plus interest at the rate of 4% per year, will be paid in full with the next payment due.
With respect to Contract issue Age and other age driven features in the Contract, should We discover a misstatement of Age, We reserve the right to fully pursue Our remedies including possible revocation of any Age driven benefits.
PROOF OF AGE, SEX, OR SURVIVAL
We may require satisfactory proof of correct Age or sex at any time. If any payment under this Contract depends on the Annuitant being alive, We may reasonably require satisfactory proof of survival.
DEFERMENT OF PAYMENTS
We may defer making payments, subject to state requirements, from the available Fixed Account Option(s) for up to six (6) months. Interest will be credited during any deferral period exceeding the number of days as specified by the state at the rate currently paid by Us on proceeds left under the interest-only settlement option.

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SUSPENSION OF PAYMENTS
We may suspend or postpone any payments from the Variable Portfolios if any of the following occur:
(a)	the NYSE is closed;

(b)	trading on the NYSE is restricted;

(c)	an emergency exists such that it is not reasonably practical to dispose of securities in the Variable Portfolios or to determine the value of its assets;

(d)	the United States Securities and Exchange Commission, by order, so permits for the protection of Owners; or

(e)	We are on notice that this Contract is the subject of a court proceeding, an arbitration, a regulatory matter or other legal action.
Conditions in (b) and (c) will be decided by or in accordance with rules of the United States Securities and Exchange Commission.
CONFORMITY WITH STATE LAWS
The provisions of this Contract will be interpreted by the laws of the State of New York, the state in which this Contract is delivered. Any provision which, on the Contract Date, is in conflict with the law of such state is amended to conform to the minimum requirements of such law. The paid-up annuity benefits, cash surrender benefits, and death benefits provided under this Contract are not less than those required by the state where the contract was issued.
CHANGES IN LAW
If the laws governing this Contract or the taxation of benefits under the Contract change, We will amend this Contract, subject to New York State Department of Financial Services approval, to comply with any changes.
ASSIGNMENT / CHANGE OF OWNER
Unless restricted by federal tax law, You may assign this Contract before the Annuity Date, but We will not be bound by an assignment unless the request for assignment is signed by You and received by Us. Your rights and those of any other person referred to in this Contract will be subject to the assignment. Certain assignments may be taxable. We do not assume any responsibility for the validity or tax consequences of any assignment. We reserve the right to not recognize assignments if it changes the risk profile of the Owner of the Contract as determined in Our sole discretion.
INSURABLE INTEREST
Evidence must exist that the Owner(s), Annuitant(s) or Beneficiary(ies) will suffer a financial loss at the death of the life that triggers the death benefit. Generally, We consider an interest insurable if a familial relationship and/or economic interest exists. A familial relationship generally includes those persons related by blood or by law. An economic interest exists when the Owner has a lawful and substantial economic interest in having the life, health or bodily safety of the insured life preserved.
CLAIMS OF CREDITORS
To the extent permitted by law, no right or proceeds payable under this Contract will be subject to claims of creditors or legal process.
PREMIUM TAXES OR OTHER TAXES
We may deduct from Your Contract Value any premium tax or other taxes payable to a state or other government entity, if applicable. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. We will deduct any withholding taxes required by applicable law.

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WRITTEN NOTICE
Any notice We send to You will be sent to Your address shown in the Application and/or confirmation thereof unless You request otherwise. Any written request or notice to Us must be sent to Our Annuity Service Center, as specified on Page 1 of this Contract.
PERIODIC REPORTS
At least once during each Contract Year, We will send You a statement of the account activity of the Contract. The statement will include all transactions which have occurred during the accounting period shown on the statement and other required information.
INCONTESTABILITY
This Contract will be incontestable after it has been in force for a period of two years from the Contract Date during the lifetime of any Owner who is required to provide Us with information concerning their Age, sex and identity. Accurate statements as to any Owner’s Age, sex and identity are required as a condition of issuing this Contract. The Incontestability of this Contract applies to any statements any Owner makes, except as otherwise stated in the Misstatement of Age or Sex Provision.
NONPARTICIPATING
This Contract does not share in Our surplus.
WAIVER
Our waiver of any of the terms and conditions under this Contract will not be deemed to constitute waiver of the right to enforce strict compliance.

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ANNUITY INCOME PAYMENT OPTIONS
During the Annuitant’s life, upon written election and the return of this Contract to Us at Our Annuity Service Center, the Contract Value may be applied to provide one of the following annuity income payment options or any annuity income payment option that is mutually agreeable. Prior to the Annuity Date but not before the Earliest Annuity Date After The Contract Date shown on the Contract Data Page, You can choose one of the options described below. If no option has been selected by the Annuity Date, You will automatically receive option 4, below, with 120 monthly payments guaranteed; for Joint Owners, You will automatically receive Option 3, below, with 120 monthly payments guaranteed.
OPTIONS 1 & 1v — LIFE ANNUITY, LIFETIME PAYMENTS GUARANTEED
Payments payable to a Payee during the lifetime of the Annuitant. No further annuity income payments are payable after the death of the Annuitant.
OPTIONS 2 & 2v — JOINT AND SURVIVOR LIFE ANNUITY
Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. No further annuity income payments are payable after the deaths of both the Annuitant and the designated second person.
OPTIONS 3 & 3v — JOINT AND SURVIVOR LIFE ANNUITY — WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED
Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. If, at the death of the survivor, annuity income payments have been made for less than 120 or 240 monthly periods, the remaining guaranteed annuity income payments will be continued to the Beneficiary. If, at the death of the survivor, annuity income payments have been made for at least 120 or 240 monthly periods, as selected at the time of annuitization, no further annuity income payments will be made.
OPTIONS 4 & 4v — LIFE ANNUITY WITH — 120 OR 240 MONTHLY PAYMENTS GUARANTEED
Payments payable to the Payee during the lifetime of the Annuitant. If, at the death of the Annuitant, annuity income payments have been made for less than the 120 or 240 monthly periods, as selected at the time of annuitization, the remaining guaranteed annuity income payments will be continued to the Beneficiary. If, at death of the Annuitant, annuity income payments have been made for at least 120 or 240 monthly periods, no further payments will be made.
OPTIONS 5 & 5v — FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN
Payments payable to the Payee for any specified period of time for five (5) years or more, but not exceeding thirty (30) years, as selected at the time of annuitization. The selection must be made for full twelve month periods. In the event of death of the Annuitant during the specified period of time, any remaining annuity income payments will be continued to the Beneficiary. If the Annuitant dies after the end of the specific period of time, no further annuity income payments will be made. If Variable Annuity Income Payments are elected under this Annuity Income Payment Option, any remaining guaranteed Variable Annuity Income Payments may be redeemed, upon election by the Beneficiary, for a discounted value determined by Us.

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FIXED ANNUITY INCOME PAYMENT OPTIONS TABLE
BASIS OF COMPUTATION
The actuarial basis for the Table of Annuity Rates is the Annuity 2000 Mortality Table with a guaranteed interest rate of 1.50%, with quinquennial age setbacks. For every five years that the Contract has been in effect at the time of annuitization, the Annuitant’s age will be set back by one year to determine the applicable factors. The Fixed Annuity Income Payment Options Table does not include any applicable premium tax.
OPTIONS 1 & 4 — TABLE OF MONTHLY INSTALLMENTS PER $1,000.
(Monthly installments for ages and gender combinations not shown will be furnished upon request.)

	Option 1		Option 4		Option 4
			Life Annuity		Life Annuity
Age of			(w/120 payments		(w/240 payments
Annuitant	Life Annuity		guaranteed)		guaranteed)
	Male	Female	Male	Female	Male	Female
55	3.68	3.38	3.64	3.35	3.48	3.27
56	3.77	3.46	3.73	3.43	3.55	3.34
57	3.87	3.54	3.82	3.51	3.62	3.40
58	3.98	3.63	3.92	3.60	3.69	3.47
59	4.09	3.73	4.02	3.69	3.76	3.54
60	4.21	3.83	4.13	3.78	3.83	3.62
61	4.34	3.93	4.24	3.89	3.90	3.69
62	4.47	4.05	4.36	3.99	3.97	3.77
63	4.62	4.17	4.49	4.10	4.04	3.84
64	4.77	4.30	4.62	4.22	4.10	3.92
65	4.93	4.44	4.76	4.35	4.17	4.00
66	5.11	4.58	4.90	4.48	4.24	4.07
67	5.30	4.74	5.05	4.62	4.30	4.15
68	5.49	4.91	5.20	4.76	4.36	4.22
69	5.71	5.09	5.36	4.92	4.41	4.29
70	5.93	5.29	5.53	5.08	4.47	4.36
71	6.17	5.50	5.70	5.25	4.51	4.42
72	6.43	5.73	5.87	5.43	4.56	4.48
73	6.70	5.98	6.05	5.62	4.60	4.53
74	6.99	6.24	6.23	5.81	4.63	4.58
75	7.31	6.53	6.41	6.01	4.67	4.62
76	7.64	6.84	6.59	6.21	4.69	4.65
77	8.00	7.18	6.78	6.41	4.72	4.69
78	8.38	7.55	6.96	6.62	4.74	4.71
79	8.79	7.94	7.13	6.83	4.75	4.74
80	9.23	8.37	7.31	7.03	4.77	4.75
81	9.70	8.84	7.47	7.23	4.78	4.77
82	10.20	9.34	7.63	7.42	4.79	4.78
83	10.73	9.88	7.78	7.60	4.80	4.79
84	11.30	10.47	7.93	7.77	4.80	4.80
85	11.90	11.10	8.06	7.93	4.81	4.80

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OPTION 2 — TABLE OF MONTHLY INSTALLMENTS PER $1,000.
(Monthly installments for ages and gender combinations not shown will be furnished upon request.)
Joint & 100% Survivor Life Annuity

Age of
Male
Annuitant	Age of Female Annuitant
	55	60	65	70	75	80	85
55	3.01	3.18	3.33	3.45	3.54	3.60	3.64
60	3.12	3.36	3.59	3.78	3.94	4.05	4.12
65	3.21	3.51	3.83	4.13	4.40	4.61	4.75
70	3.27	3.63	4.03	4.46	4.89	5.26	5.53
75	3.32	3.70	4.18	4.74	5.35	5.95	6.45
80	3.34	3.76	4.29	4.95	5.75	6.62	7.45
85	3.36	3.79	4.35	5.09	6.05	7.20	8.44
OPTION 3 — TABLE OF MONTHLY INSTALLMENTS PER $1,000.
(Monthly installments for ages and gender combinations not shown will be furnished upon request)
Joint & 100% Survivor Life Annuity (w/120 payments guaranteed)

Age of
Male
Annuitant	Age of Female Annuitant
	55	60	65	70	75	80	85
55	3.01	3.18	3.33	3.45	3.53	3.59	3.62
60	3.12	3.36	3.58	3.78	3.93	4.03	4.09
65	3.21	3.51	3.82	4.12	4.38	4.56	4.67
70	3.27	3.62	4.02	4.44	4.84	5.16	5.36
75	3.31	3.70	4.16	4.70	5.26	5.76	6.11
80	3.33	3.74	4.25	4.88	5.59	6.28	6.80
85	3.35	3.77	4.31	4.99	5.81	6.66	7.35
OPTION 3 — TABLE OF MONTHLY INSTALLMENTS PER $1,000.
(Monthly installments for ages and gender combinations not shown will be furnished upon request)
Joint & 100% Survivor Life Annuity (w/240 payments guaranteed)

Age of
Male
Annuitant	Age of Female Annuitant
	55	60	65	70	75	80	85
55	3.00	3.16	3.30	3.39	3.45	3.47	3.48
60	3.11	3.33	3.53	3.68	3.77	3.81	3.82
65	3.18	3.46	3.72	3.94	4.08	4.15	4.17
70	3.23	3.54	3.86	4.14	4.33	4.43	4.46
75	3.26	3.59	3.94	4.27	4.50	4.62	4.66
80	3.27	3.61	3.98	4.33	4.58	4.71	4.76
85	3.27	3.62	3.99	4.35	4.61	4.75	4.80

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OPTION 5 — TABLE OF MONTHLY INSTALLMENTS PER $1,000.
Fixed Payment for Specified Period

Number	Monthly	Number	Monthly	Number	Monthly	Number	Monthly
of Years	Payment	of Years	Payment	of Years	Payment	of Years	Payment
		10	8.96	17	5.55	24	4.13
		11	8.21	18	5.27	25	3.99
5	17.28	12	7.58	19	5.03	26	3.86
6	14.51	13	7.05	20	4.81	27	3.75
7	12.53	14	6.59	21	4.62	28	3.64
8	11.04	15	6.20	22	4.44	29	3.54
9	9.89	16	5.85	23	4.28	30	3.44

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VARIABLE ANNUITY INCOME PAYMENT OPTIONS TABLE
BASIS OF COMPUTATION
The actuarial basis for the Table of Annuity Rates is the Annuity 2000 Mortality Table with an effective annual Assumed Investment Rate of 3.50% with quinquennial age setbacks. For every five years that the Contract has been in effect at the time of annuitization, the Annuitant’s age will be set back by one year to determine the applicable factors. The Variable Annuity Income Payment Options Table does not include any applicable premium tax.
OPTIONS 1v& 4v — TABLE OF INITIAL MONTHLY INSTALLMENT PER $1,000
(Monthly installments for ages and gender combinations not shown will be furnished upon request.)

	Option 1v		Option 4v		Option 4v
			Life Annuity		Life Annuity
Age of			(w/120 payments		(w/240 payments
Annuitant	Life Annuity		guaranteed)		guaranteed)
	Male	Female	Male	Female	Male	Female
55	4.80	4.48	4.74	4.45	4.54	4.34
56	4.89	4.56	4.82	4.52	4.60	4.40
57	4.99	4.64	4.91	4.60	4.67	4.46
58	5.09	4.73	5.01	4.68	4.73	4.53
59	5.21	4.82	5.11	4.77	4.79	4.59
60	5.33	4.92	5.21	4.86	4.86	4.66
61	5.45	5.03	5.32	4.96	4.92	4.73
62	5.59	5.14	5.44	5.06	4.98	4.80
63	5.73	5.26	5.56	5.17	5.05	4.87
64	5.89	5.39	5.69	5.29	5.11	4.94
65	6.06	5.53	5.83	5.41	5.17	5.01
66	6.24	5.68	5.97	5.54	5.23	5.08
67	6.43	5.84	6.11	5.67	5.29	5.14
68	6.63	6.01	6.26	5.82	5.34	5.21
69	6.84	6.19	6.42	5.97	5.39	5.28
70	7.07	6.39	6.57	6.12	5.44	5.34
71	7.32	6.60	6.74	6.29	5.48	5.39
72	7.58	6.84	6.91	6.46	5.52	5.45
73	7.86	7.09	7.08	6.64	5.56	5.49
74	8.16	7.36	7.25	6.83	5.59	5.54
75	8.47	7.65	7.42	7.02	5.62	5.57
76	8.82	7.97	7.59	7.22	5.64	5.61
77	9.18	8.31	7.77	7.41	5.67	5.64
78	9.57	8.69	7.94	7.61	5.68	5.66
79	9.99	9.09	8.11	7.81	5.70	5.68
80	10.43	9.53	8.27	8.00	5.71	5.70
81	10.91	10.00	8.43	8.19	5.72	5.71
82	11.42	10.51	8.58	8.38	5.73	5.72
83	11.96	11.07	8.72	8.55	5.74	5.73
84	12.53	11.67	8.85	8.71	5.74	5.74
85	13.15	12.31	8.98	8.86	5.75	5.74

FS-995 (12/10)	25

OPTION 2v — TABLE OF INITIAL MONTHLY INSTALLMENT PER $1,000.
(Monthly installments for ages and gender combinations not shown will be furnished upon request.)
Joint & 100% Survivor Life Annuity

Age of
Male
Annuitant	Age of Female Annuitant
	55	60	65	70	75	80	85
55	4.09	4.25	4.40	4.52	4.62	4.69	4.74
60	4.20	4.42	4.64	4.84	5.00	5.13	5.21
65	4.29	4.56	4.87	5.17	5.45	5.67	5.83
70	4.35	4.68	5.07	5.49	5.92	6.30	6.60
75	4.40	4.77	5.23	5.78	6.38	6.99	7.50
80	4.43	4.83	5.34	6.00	6.79	7.66	8.50
85	4.45	4.87	5.42	6.15	7.10	8.25	9.49
OPTION 3v — TABLE OF INITIAL MONTHLY INSTALLMENT PER $1,000.
(Monthly installments for ages and gender combinations not shown will be furnished upon request)
Joint and 100% Survivor Life Annuity (w/120 payments guaranteed)

Age of
Male
Annuitant	Age of Female Annuitant
	55	60	65	70	75	80	85
55	4.08	4.25	4.40	4.52	4.61	4.68	4.71
60	4.19	4.41	4.63	4.83	4.99	5.10	5.16
65	4.28	4.56	4.86	5.15	5.41	5.61	5.73
70	4.35	4.68	5.05	5.46	5.86	6.18	6.40
75	4.39	4.76	5.20	5.72	6.27	6.76	7.11
80	4.42	4.81	5.30	5.91	6.60	7.26	7.77
85	4.44	4.84	5.36	6.03	6.82	7.63	8.29
OPTION 3v — TABLE OF INITIAL MONTHLY INSTALLMENT PER $1,000.
(Monthly installments for ages and gender combinations not shown will be furnished upon request)
Joint and 100% Survivor Life Annuity (w/240 payments guaranteed)

Age of
Male
Annuitant	Age of Female Annuitant
	55	60	65	70	75	80	85
55	4.07	4.22	4.36	4.45	4.51	4.53	4.54
60	4.17	4.38	4.56	4.71	4.80	4.84	4.85
65	4.25	4.50	4.74	4.95	5.08	5.14	5.17
70	4.30	4.58	4.88	5.14	5.31	5.40	5.43
75	4.32	4.63	4.96	5.25	5.46	5.57	5.61
80	4.34	4.65	4.99	5.31	5.54	5.66	5.70
85	4.34	4.66	5.00	5.33	5.57	5.69	5.74

FS-995 (12/10)	26

OPTION 5v — TABLE OF INITIAL MONTHLY INSTALLMENT PER $1,000.
Payments for a Specified Period

Number	Monthly	Number	Monthly	Number	Monthly	Number	Monthly
of Years	Payment	of Years	Payment	of Years	Payment	of Years	Payment
		10	9.83	17	6.47	24	5.09
		11	9.09	18	6.20	25	4.96
5	18.12	12	8.46	19	5.97	26	4.84
6	15.35	13	7.94	20	5.75	27	4.73
7	13.38	14	7.49	21	5.56	28	4.63
8	11.90	15	7.10	22	5.39	29	4.53
9	10.75	16	6.76	23	5.24	30	4.45

FS-995 (12/10)	27

The United States Life Insurance Company in the City of New York
A STOCK COMPANY    NEW YORK, NEW YORK
INDIVIDUAL FIXED AND
VARIABLE DEFERRED ANNUITY CONTRACT
Nonparticipating

FS-995 (12/10)	28